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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                               (AMENDMENT NO. 2)*


                              CSK Auto Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   125965 10 3
 ------------------------------------------------------------------------------
                                 (CUSIP Number)

                                November 20, 2002
           -----------------------------------------------------------
             (Date of Event which requires filing of this Statement)

            Check the appropriate box to designate the rule pursuant
                        to which this Statement is filed:

      [ ] Rule 13d-1(b)

      [ ] Rule 13d-1(c)

      [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 125965 10 3                 13G/A                    Page 2 of 8 Pages
--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Carmel Trust
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]

                                                                        (b) [X]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Canada
--------------------------------------------------------------------------------
      NUMBER OF            5      SOLE VOTING POWER
        SHARES
     BENEFICIALLY                 0
       OWNED BY
         EACH      -------------------------------------------------------------
      REPORTING            6      SHARED VOTING POWER
        PERSON                    0
         WITH      -------------------------------------------------------------
                           7      SOLE DISPOSITIVE POWER

                                  0
                   -------------------------------------------------------------
                           8 SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0

--------------------------------------------------------------------------------

   12      TYPE OF REPORTING PERSON*

           OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 125965 10 3                 13G/A                    Page 3 of 8 Pages
--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Transatlantic Investments, LLC
            (f/k/a Transatlantic Finance, Ltd.)
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]

                                                                        (b) [X]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
      NUMBER OF            5      SOLE VOTING POWER
        SHARES
     BENEFICIALLY                 0
       OWNED BY
         EACH      -------------------------------------------------------------
      REPORTING            6      SHARED VOTING POWER
        PERSON                    0
         WITH      -------------------------------------------------------------
                           7      SOLE DISPOSITIVE POWER

                                  0
                   -------------------------------------------------------------
                           8 SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0

--------------------------------------------------------------------------------

   12      TYPE OF REPORTING PERSON*

           C0
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 125965 10 3                 13G/A                    Page 4 of 8 Pages
--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Glenellen Investment Co.
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]

                                                                        (b) [X]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
--------------------------------------------------------------------------------
      NUMBER OF            5      SOLE VOTING POWER
        SHARES
     BENEFICIALLY                 0
       OWNED BY
         EACH      -------------------------------------------------------------
      REPORTING            6      SHARED VOTING POWER
        PERSON                    0
         WITH      -------------------------------------------------------------
                           7      SOLE DISPOSITIVE POWER

                                  0
                   -------------------------------------------------------------
                           8 SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0

--------------------------------------------------------------------------------

   12      TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 125965 10 3                 13G/A                    Page 5 of 8 Pages
--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            James Bazlen
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]

                                                                        (b) [X]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
      NUMBER OF            5      SOLE VOTING POWER
        SHARES
     BENEFICIALLY                 0
       OWNED BY
         EACH      -------------------------------------------------------------
      REPORTING            6      SHARED VOTING POWER
        PERSON                    637,694
         WITH      -------------------------------------------------------------
                           7      SOLE DISPOSITIVE POWER

                                  0
                   -------------------------------------------------------------
                           8 SHARED DISPOSITIVE POWER

                                  637,694
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           637,694
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.4%

--------------------------------------------------------------------------------

   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 125965 10 3                 13G/A                    Page 6 of 8 Pages
--------------------------------------------------------------------------------


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          This Amendment is being filed to report that neither Carmel Trust, Transatlantic Investments, LLC nor Glenellen Investment Co. beneficially own any shares of common stock of CSK Auto Corporation and that James Bazlen owns less than 5% of the outstanding shares of common stock of CSK Auto Corporation.

                                   SIGNATURE

     After reasonable inquiry and to the best of its or his knowledge and belief, each of the undersigned certifies that the information set forth in this statement with respect to it or him is true, complete and correct.

Dated:  January 10, 2003

                                          THE CARMEL TRUST

                                          By: Chiltern Trustees Limited as
                                              Trustee of The Carmel Trust


                                          By: /s/ CG Malet de Carteret
                                              ----------------------------------
                                              Name:  CG Malet de Carteret
                                              Title:    Managing Director


                                          TRANSATLANTIC INVESTMENTS, LLC


                                          By: /s/ James M. Lieb
                                              ----------------------------------
                                              Name: James M. Lieb
                                              Title:   Executive Vice President


                                          GLENELLEN INVESTMENT CO.


                                          By: /s/ Robert Smith
                                              ----------------------------------
                                              Name: Robert Smith
                                              Title: Chairman


                                          /s/ James Bazlen
                                          --------------------------------------
                                          James Bazlen

CUSIP No. 125965 10 3                 13G/A                    Page 7 of 8 Pages
--------------------------------------------------------------------------------

                                  EXHIBIT INDEX

EXHIBIT NO.      DESCRIPTION
-----------      -----------

1                Joint Filing Agreement dated January 10, 2003 pursuant to
                 Rule 13d-1(k)(l)(iii)

CUSIP No. 125965 10 3                 13G/A                    Page 8 of 8 Pages
--------------------------------------------------------------------------------


                             Joint Filing Agreement

         Pursuant to Rule 13d-1(k)(1) of Regulation 13D-G under the Securities Exchange Act of 1934, as amended, we, the signatories of the statement on
Schedule 13G to which this Agreement is an exhibit, do hereby agree that such statement is, and any amendments thereto filed by any of us will be, filed on behalf of each of us.

Dated:  January 10, 2003


                                          THE CARMEL TRUST

                                          By: Chiltern Trustees Limited as
                                              Trustee of The Carmel Trust


                                          By: /s/ CG Malet de Carteret
                                              ----------------------------------
                                              Name:  CG Malet de Carteret
                                              Title:    Managing Director


                                          TRANSATLANTIC INVESTMENTS, LLC


                                          By: /s/ James M. Lieb
                                              ----------------------------------
                                              Name: James M. Lieb
                                              Title:   Executive Vice President


                                          GLENELLEN INVESTMENT CO.


                                          By: /s/ Robert Smith
                                              ----------------------------------
                                              Name: Robert Smith
                                              Title: Chairman


                                         /s/ James Bazlen
                                         ---------------------------------------
                                         James Bazlen